Exhibit 99.1

Directors of American Spectrum Realty, Inc. Terminate Share Purchase Plan

HOUSTON--(BUSINESS WIRE)--May 26, 2009--Three directors of American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company, headquartered in Houston, Texas, announced today that they have terminated their 10b5-1 trading plan to jointly purchase up to a total of 300,000 shares of American Spectrum common stock. The three directors are William J. Carden, American Spectrum’s Chairman, President and CEO, John N. Galardi and Timothy R. Brown. The directors jointly purchased a total of 93,981 shares of American Spectrum common stock under the plan, which commenced December 26, 2007.

The directors announced that they may, jointly or individually, purchase shares of the American Spectrum common stock in the future subject to the Company’s blackout dates and SEC rules and regulations.

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200